Exhibit 99.2

TECHTARGET, INC. (TTGT)
SECOND QUARTER 2010 EARNINGS ANNOUNCEMENT
PREPARED REMARKS

TechTarget is posting to its investor website a copy of these prepared remarks in combination with its financial results press release. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, August 9, 2010, at 5:30 pm ET and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Relations section of TechTarget’s website at http://investor.techtarget.com/

Greg Strakosch, CEO, Prepared Remarks

Online revenue for Q2 was $20.6 million, which is the highest amount of quarterly online revenue in the history of the company.  This represents growth of 16% versus Q2 a year ago.  We are clearly gaining market share.

This growth is especially satisfying because it’s still not easy to come by  – we saw caution increase with advertisers especially in the second half of the quarter as the macro economy failed to improve as much as people had hoped.

Our historical pattern for online revenue has been for Q3 to be down from Q2 and for Q4 to be the strongest quarter of the year.  The lack of conviction that we saw at the end of Q2 is being offset by encouraging discussions we are having with advertisers about their marketing plans for September through December. We’re maintaining our previous annual guidance of online growth in the mid-teens, as, based on what we’re seeing today, we are expecting a very strong Q4.

On the event side of our business, revenue was up 13% in the first half of the year, which is better than we originally expected and is due to the strength of our custom event offerings. In the second half of the year, we expect demand to remain strong for our custom event offerings, but since we have decided to run significantly less multi-day events versus the same period a year ago, we anticipate that will result in a decline of event revenue of 15% to 20% on an annual basis.

We remain very pleased with our margins. Online gross margin was 77% in the quarter. Adjusted EBITDA margin for the quarter was 25% and grew 63% versus a year ago.  We continue to expect adjusted EBITDA margins of 19% to 23% for the year.  If we are able to achieve our targets, annual adjusted EBITDA growth will be in excess of 40% in 2010 versus 2009. As discussed on our most recent calls, we have been able to maintain these healthy margins, while continuing to invest in areas that are enabling us to gain market share.

We are continuing to make good traction with the largest vendors in the market, our international geo-targeted revenues were up over 50% in the quarter and our custom and healthcare initiatives are off to very promising starts. We expect to see meaningful returns from these investments when the economy and IT markets recover fully.

On the acquisition front, we are making good progress integrating the small acquisitions that we made earlier this year. While we don’t expect them to contribute materially in 2010, we are optimistic that they will contribute to our growth in 2011 and beyond. In addition, we are seeing more sellers in the market with realistic valuation expectations. We will continue to be opportunistic in this area and are hopeful that we can make more acquisitions this year both within and outside the United States.

Jeff Wakely, CFO, Prepared Remarks

Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise indicated, each percentage change represents the year-over-year percentage change when comparing Q2 2010 to Q2 2009. In addition, these prepared remarks include a discussion on certain non-GAAP financial measures which are provided as a complement to the results provided in accordance with GAAP. We provide these non-GAAP financial measures as they best represent those measures used by management when reviewing our company’s performance.  We define "non-GAAP operating expenses" as GAAP operating expenses excluding depreciation, amortization and stock-based compensation. We define "adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation expense. We define “adjusted EBITDA margin” as adjusted EBITDA as a percentage of total revenues. We define “adjusted net income” as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of such adjustments. We define “adjusted net income per share” as adjusted net income as defined above divided by weighted average diluted shares outstanding.

Revenues

Second quarter revenues are as follows:

	Three Months Ended June 30,
(In $000's, unaudited)	2010	% of Revenues	2009	% of Revenues	% Change 2010 vs. 2009
Revenues:
Online	$20,626	82%	$17,801	82%	16%
Events	4,447	18%	3,936	18%	13%
Total revenues	$25,073	100%	$21,737	100%	15%

The 16% increase in Q2 2010 online revenues represents our second straight quarter of double digit revenue growth after a 14% year over year increase in Q1 2010.    The 13% increase in Q2 2010 events revenues is indicative of additional events being held due particularly to an increase in custom events.  For Q2 2010, our top 10 customers accounted for 38% of total revenues. Our Q2 2010 quarterly customer renewal rate for our top 100 customers was 97%.

Gross Profit

Second quarter gross profit margin percentages are as follows:
	Three Months Ended June 30,
(Unaudited)	2010	2009	% Change 2010 vs. 2009

Online gross profit margin	77%	73%	4%
Events gross profit margin	71%	63%	8%
Total gross profit margin	76%	71%	5%

The 5% increase in Q2 2010 total gross profit margin percentage was primarily due to increased overall revenue and additional operating leverage from both online and events revenue. The 4% increase in online gross profit margin percentage over the comparable prior year period is due to the 16% increase in revenue noted above while the cost of online revenue remained virtually flat.   The online gross profit margin percentage of 77% is the highest since Q4 2007.  Q2 2010 events gross profit margin percentage increased 8% due to the revenue growth, is an increase of 6 points over Q1 2010 and represents the highest event gross margin percentage since Q4 2007.  In 2010 the company has scaled back its events business to focus only on those events that are most profitable and deliver the best margin performance.  A significant portion of the online and events costs of sales is personnel related.  Headcount in these areas has remained relatively unchanged year over year.

Operating Expenses

Q2 2010 GAAP total operating expenses, excluding depreciation and amortization, increased $1.5 million to $15.8 million compared to $14.3 million for Q2 2009. The portion of stock-based compensation expense included in GAAP total operating expenses, was $3.0 million and $2.5 million, for Q2 2010 and 2009, respectively.  Q2 2010 GAAP operating expenses by expense category as compared to Q2 2009 are as follows: selling and marketing expenses increased to $9.0 million from $8.0 million, product development expenses decreased slightly to $2.0 million from $2.2 million and general and administration expenses increased to $4.8 million from $4.1 million. The overall increase is primarily due to a $1.0 million increase in payroll-related expenses, including sales commissions and severance, and an increase in stock-based compensation expense of $0.5 million.  Depreciation and amortization increased $0.1 million to $1.8 million in Q2 2010.

Q2 2010 non-GAAP operating expenses, excluding depreciation, amortization and stock-based compensation are set out in the table below. A reconciliation of GAAP operating expenses to non-GAAP operating expenses is included as part of these prepared remarks.

	Three Months Ended June 30,
(In $000's, unaudited)	2010	2009	$ Change 2010 vs. 2009	% Change 2010 vs. 2009
Non-GAAP Operating expenses:
Selling and marketing	$7,456	$6,545	$911	14%
Product development	1,866	2,062	(196)	(10)%
General and administrative	3,445	3,147	298	9%
Total non-GAAP operating expenses	$12,767	$11,754	$1,013	9%

Non-GAAP Q2 2010 selling and marketing expenses increased 14% annually and 7% sequentially compared to Q2 2009 and Q1 2010 respectively. The increases are primarily payroll related due to increased headcount and additional sales commissions as a result of the higher revenue. Product development costs are down 10% and 8% from Q2 2009 and Q1 2010 respectively due to a reduction in payroll costs and outside consulting fees.  General and administrative expenses increased 9% from Q2 2009 and decreased 5% from Q1 2010 respectively.  The increase from prior year is due to increased payroll related costs, including severance, and the sequential quarter decrease is due to a reduction in facilities costs and professional fees.

Net Income (Loss) and Net Income (Loss) Per Share

Second quarter net income (loss) and net income (loss) per share are as follows:	Three Months Ended June 30,
(In $000's, except per share amounts, unaudited)	2010	2009	% Change 2010 vs. 2009

Net income (loss)	$446	$(543)	182%

Net income (loss) per share	$0.01	$(0.01)	-

Adjusted EBITDA

Second quarter adjusted EBITDA are as follows:
	Three Months Ended June 30,
(In $000's, unaudited)	2010	Adj EBITDA Margin	2009	Adj EBITDA Margin	% Change 2010 vs. 2009

Adjusted EBITDA	$6,318	25%	$3,866	18%	63%

The increase in Q2 2010 adjusted EBITDA and adjusted EBITDA margin is primarily attributable to the $3.3 million increase in total revenue resulting in the 5% increase in total gross margin percentage.   Q2 2010 is our twenty-fifth consecutive quarter of adjusted EBITDA profitability.

Adjusted Net Income and Adjusted Net Income per Share

Second quarter adjusted net income and adjusted net income per share are as follows:	Three Months Ended June 30,
(In $000's, except per share amounts, unaudited)	2010	2009	% Change 2010 vs. 2009

Adjusted net income	$3,866	$2,183	77%

Adjusted net income per share	$0.09	$0.05	80%

Balance Sheet Highlights

Our balance sheet and financial position remain strong. As of June 30, 2010, our cash and investments totaled $77.8 million and we have no outstanding bank debt.  Accounts receivable, net of allowance, increased $8.6 million from March 31, 2010 to $26.9 million at June 30, 2010.  This increase is due to the increased revenue and a specific increase in the amount of orders processed during the last several weeks of the quarter.  DSO at June 30, 2010 is 84 days.

Don Hawk, President, Prepared Remarks

We are encouraged by our record online revenue for the quarter and the better than forecasted results of our events business in Q2, and believe that the business is on a very positive track.  We’re still operating in a very uncertain spending environment – there are still a lot of fits and starts in the marketing spending of our core customers.  But our premise in operating the business in this environment has been to focus on investments that will position us for maximum growth in a more normalized spending environment.  We see a number of examples in our Q2 results of factors that indicate that we’re well positioned for long-term growth in that fully-recovered environment.

One way to play forward what our growth might look like in a more normalized spending environment is to look at the markets we serve that have best withstood the downturn.  We’ve discussed the fact that the various IT markets that TechTarget services have been affected by the downturn in different ways, and are recovering from the downturn at different rates.  Virtualization and cloud computing are clear areas of growth within the IT sector, and during the downturn we focused on establishing early leadership in this area through site launches and additional editorial investment.   In Q2, our Data Center / Virtualization media group, which is home to these initiatives and is our largest online revenue media group, was also our fastest growing online revenue group at over 40% year over year online growth.  Similarly, we’ve made investments in the area of business intelligence by increasing our resources against SearchDataManagement, by our launch of SearchBusinessAnalytics, and through the recent acquisition of the BeyeNETWORK.  Our grouping of sites around this topic also outpaced our overall online growth rate by a significant margin, and we don’t anticipate the revenue contribution from our acquisition in that market to fully kick in until late 2010 or early 2011.  Our takeaway is that, in markets where marketing dollars are being spent aggressively, they are being spent disproportionately with TechTarget.

We’ve also discussed in previous calls that different segments of our customer base have had different patterns of behavior during this downturn, and are also recovering at different rates.  We saw the continuation of these trends in our Q2 results.  Our overall online growth in Q2 was driven primarily by growth in excess of 20% from our mid-sized customers, which we’ve described on previous calls as consisting of our top 100 customers excluding the dozen largest enterprise IT vendors.  We also saw a similarly strong growth rate for the first time in the past two years in our smaller spenders (those outside of the top 100).

We believe that the growth we’re seeing in our mid-sized accounts is attributable in great part to our strong emphasis on our recently developed activity intelligence capabilities, through which we are helping our larger lead generation customers more effectively prioritize and follow up on their leads based on the data we’re providing about their level of activity on our network.  As Greg alluded to in his comments, we’re still seeing spending uncertainty in the market, and it seems to be very much centered on these accounts.  Their spend is primarily focused on lead generation, and in an environment where leads aren’t closing as fast as they have historically, lead generation budgets are under pressure.  We’ve been able to grow in this climate because our new capabilities are resonating.  In a normalized spending environment, we believe that these customers will start spending more regularly throughout the year and begin to further scale their individual campaigns.

The growth in our segment of smaller spenders is an encouraging indicator of the beginnings of an overall recovery, as these were accounts that have been essentially on the sidelines during the downturn.  We’ve also facilitated our success here through our investments in improved lead delivery capabilities.  We saw an acceleration of growth in this segment from Q1 to Q2, and look for continued growth here in the back half of the year.

We continue to do well with the dozen largest enterprise IT vendors. Growth in the quarter was in the single digits, but that overall number was depressed by one account that is in the midst of integrating a large acquisition. Without that account included, the growth rate was in the mid-teens. We remain confident about the increasing traction that we are seeing in our largest accounts, and feel that our recent initiatives with regard to custom programs for our larger spenders will create even more growth heading into 2011.

Another factor that will contribute to our growth in these large accounts, and to our overall growth story, is the continuing development of our international capabilities.  We were very pleased with our progress on this front thus far in 2010, and feel that the numbers associated with our efforts here are beginning to have a material contribution.  We had nearly 120 advertisers running geo-targeted programs in the first half of 2010, vs. 44 last year.  Revenue from geo-targeted programs in Q2 was over 8% of our total online revenues, as compared to a little over 5% in Q2 last year.  Clearly, we see a lot of runway for our efforts in this area, and we’re continuing to invest against this opportunity.  Since our last earnings call, we’ve launched SearchDataManagement.co.uk to accelerate our sales opportunity in EMEA against the business intelligence market opportunity.  We’ve increased our sales staff on the ground in the UK.  And, in May, we held our first Online ROI Summit in London, a customer event focused on online marketing best practices that was attended by over 100 senior level marketing decision-makers from the European offices of leading tech companies.

One other product-related initiative that we’re excited about is the “Custom Nurturing” offering we mentioned in our release today.  It’s worth noting because it’s an example of a larger trend that we’ve been investing against.  Our lead generation offerings are increasingly taking us into the marketing workflow of our customers, as customers look to TechTarget for help on the steps that occur after a lead is generated.  Our initial steps this year have been geared toward providing a deeper view of where our leads are in the purchase decision cycle, through our activity intelligence initiative.  With Custom Nurturing, we’ve opened up a new revenue opportunity against marrying that intelligence with specific actions that our customers can take once a lead is generated to cultivate early stage researchers into qualified sales opportunities.  We believe that there are long-term growth opportunities for us in helping our customers more effectively take the leads we generate for them and turn them into sales, and we’ll continue to pursue opportunities against this objective.

In summary, we’re clearly not yet in a fully recovered spending environment, but our strategy and our investments against that strategy are allowing us to generate good growth now, with the potential for good upside going forward.  We’re optimistic that as the spending environment continues to improve, we’re well positioned to take advantage.

Financial guidance

In the third quarter of 2010, the Company expects total revenues to be within the range of $22.1 million to $23.1 million; online revenues within the range of $19.6 million to $20.4 million; events revenues within the range of $2.5 million to $2.7 million and adjusted EBITDA to be within the range of $4.0 million to $4.5 million.

The Company is re-affirming the following annual guidance that it provided on May 10, 2010. The Company expects the annual online growth rate to be in the mid-teens and, based on running less multi-day events in 2010, for events revenue to decline between 15% and 20%. The Company expects annual adjusted EBITDA margins of 19% to 23%.

Summary

In summary, we are pleased that we are gaining meaningful market share while maintaining healthy margins and continuing with our strategic investments. We are very confident in our long-term growth prospects and believe we can get back to our historical growth rates of in excess of 20% when the economy and IT markets recover.

Non-GAAP Financial Measures

These prepared remarks and the accompanying tables include a discussion of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term “non-GAAP operating expenses” refers to a financial measure that we define as GAAP operating expenses excluding depreciation, amortization, stock-based compensation and  certain nonrecurring  expenses separately identified. The term "adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation.  The term “adjusted EBITDA margin” refers to a financial measure which we define as adjusted EBITDA as a percentage of total revenues. The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of non-GAAP operating expenses, adjusted EBITDA,  adjusted EBITDA margin, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors.  Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business.  Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading "Risk Factors" and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

TECHTARGET, INC.
Consolidated Balance Sheets
(in $000's)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,523	$20,884
Short-term investments	51,961	50,496
Accounts receivable, net of allowance for doubtful accounts	26,917	16,623
Prepaid expenses and other current assets	1,819	1,929
Deferred tax assets	697	2,399
Total current assets	99,917	92,331

Property and equipment, net	5,916	3,760
Long-term investments	7,314	11,177
Goodwill	90,222	88,958
Intangible assets, net of accumulated amortization	11,968	12,528
Deferred tax assets	6,904	5,182
Other assets	125	127
Total assets	$222,366	$214,063

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,287	$3,106
Accrued expenses and other current liabilities	2,175	2,910
Accrued compensation expenses	1,371	808
Income taxes payable	281	398
Deferred revenue	9,337	8,402
Total current liabilities	16,451	15,624

Long-term liabilities:
Other liabilities	3,329	575
Total liabilities	19,780	16,199

Commitments and contingencies	-	-

Stockholders' equity:
Common stock	43	42
Additional paid-in capital	240,223	233,555
Warrants	-	2
Accumulated other comprehensive (loss) income	(43)	8
Accumulated deficit	(37,637)	(35,743)
Total stockholders' equity	202,586	197,864
Total liabilities and stockholders' equity	$222,366	$214,063

TECHTARGET, INC.
Consolidated Statements of Operations
(in $000's, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues:
Online	$20,626	$17,801	$39,187	$34,083
Events	4,447	3,936	6,929	6,126
Total revenues	25,073	21,737	46,116	40,209

Cost of revenues:
Online (1)	4,792	4,776	9,328	9,656
Events (1)	1,302	1,455	2,166	2,536
Total cost of revenues	6,094	6,231	11,494	12,192

Gross profit	18,979	15,506	34,622	28,017

Operating expenses:
Selling and marketing (1)	8,991	8,023	17,904	15,539
Product development (1)	2,021	2,194	4,206	4,275
General and administrative (1)	4,804	4,064	10,299	7,983
Depreciation	642	498	1,167	1,034
Amortization of intangible assets	1,140	1,181	2,275	2,396
Total operating expenses	17,598	15,960	35,851	31,227

Operating income (loss)	1,381	(454)	(1,229)	(3,210)

Interest income, net	84	174	191	64

Income (loss) before provision for (benefit from) income taxes	1,465	(280)	(1,038)	(3,146)

Provision for (benefit from) income taxes	1,019	263	856	(295)

Net income (loss)	$446	$(543)	$(1,894)	$(2,851)

Net income (loss) per common share:
Basic and diluted	$0.01	$(0.01)	$(0.04)	$(0.07)

Weighted average common shares outstanding:
Basic	42,944	41,760	42,712	41,757
Diluted	45,053	41,760	42,712	41,757
(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$86	$78	$174	$312
Cost of events revenue	20	36	46	53
Selling and marketing	1,535	1,478	3,464	2,806
Product development	155	132	316	263
General and administrative	1,359	917	2,584	1,810

TECHTARGET, INC.
 Reconciliation of Operating Expenses to Non-GAAP Operating Expenses
(in $000’s)

	For the Three Months Ended June 30,
	2010	2009
	(Unaudited)

Total operating expenses	$17,598	$15,960
Stock-based compensation expense	(3,049)	(2,527)
Depreciation	(642)	(498)
Amortization of intangibles assets	(1,140)	(1,181)
Total non-GAAP operating expenses	$12,767	$11,754

	For the Three Months Ended June 30,
	2010	2009
	(Unaudited)

Selling and marketing expenses	$8,991	$8,023
Stock-based compensation expense	(1,535)	(1,478)
Non-GAAP selling and marketing expenses	$7,456	$6,545

	For the Three Months Ended June 30,
	2010	2009
	(Unaudited)

Product development expenses	$2,021	$2,194
Stock-based compensation expense	(155)	(132)
Non-GAAP product development expenses	$1,866	$2,062

	For the Three Months Ended June 30,
	2010	2009
	(Unaudited)

General and administrative expenses	$4,804	$4,064
Stock-based compensation expense	(1,359)	(917)
Total non-GAAP general and administrative expenses	$3,445	$3,147

TECHTARGET, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in $000's)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)

Net income (loss)	$446	$(543)	$(1,894)	$(2,851)
Interest income, net	84	174	191	64
Provision for (benefit from) income taxes	1,019	263	856	(295)
Depreciation	642	498	1,167	1,034
Amortization of intangible assets	1,140	1,181	2,275	2,396
EBITDA	3,163	1,225	2,213	220
Stock-based compensation expense	3,155	2,641	6,584	5,244
Adjusted EBITDA	$6,318	$3,866	$8,797	$5,464

TECHTARGET, INC.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Net Income (Loss) per Diluted Share to Adjusted Net Income per Share
(in $000's, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)

Net income (loss)	$446	$(543)	$(1,894)	$(2,851)
Amortization of intangible assets	1,140	1,181	2,275	2,396
Stock-based compensation expense	3,155	2,641	6,584	5,244
Impact of income taxes	875	1,096	1,975	2,019
Adjusted net income	$3,866	$2,183	$4,990	$2,770

Net income (loss) per diluted share	$0.01	$(0.01)	$(0.04)	$(0.07)

Weighted average diluted shares outstanding	45,053	41,760	42,712	41,757

Adjusted net income per share	$0.09	$0.05	$0.11	$0.06
Adjusted weighted average diluted shares outstanding	45,053	42,764	44,813	42,643
Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	-	1,004	2,101	886

Weighted average diluted shares outstanding	45,053	41,760	42,712	41,757

TECHTARGET, INC.
Financial Guidance for the Three Months Ended September 30, 2010
(in $000's)

	For the Three Months Ended September 30, 2010
	Range

Revenues	$22,100	$23,100

Adjusted EBITDA	$4,000	$4,500
Depreciation, amortization and stock-based compensation	4,728	4,728
Interest income, net	84	84
Provision for income taxes	337	542
Net loss	$(981)	$(686)